SUBJECT COMPANY:

COMPANY DATA:
COMPANY CONFORMED NAME:	GOLDFIELD CORP
CENTRAL INDEX KEY:	0000042316
STANDARD INDUSTRIAL CLASSIFICATION:	WATER, SEWER, PIPELINE, COMM AND POWER
LINE CONSTRUCTION [1623]
IRS NUMBER:	880031580
STATE OF INCORPORATION:	DE
FISCAL YEAR END:	1231

FILING VALUES:
FORM TYPE:	PREC14A
SEC ACT:
SEC FILE NUMBER:	001-07525
FILM NUMBER:	1599671

BUSINESS ADDRESS:
STREET 1:	100 RIALTO PL STE 500
CITY:	MELBOURNE
STATE:	FL
ZIP:	32901
BUSINESS PHONE:	321-724-1700

MAIL ADDRESS:
STREET 1:	100 RIALTO PLACE
STREET 2:	SUITE 500
CITY:	MELBOURNE
STATE:	FL
ZIP:	32901

FORMER COMPANY:
FORMER CONFORMED NAME:	GOLDFIELD CONSOLIDATED MINES CO
DATE OF NAME CHANGE:	19670628

FILED BY:

COMPANY DATA:
COMPANY CONFORMED NAME:	eRaider.com Inc.
CENTRAL INDEX KEY:	0001113228
STANDARD INDUSTRIAL CLASSIFICATION:	[ ]
IRS NUMBER:	134067023
STATE OF INCORPORATION:	DE
FISCAL YEAR END:	0930

FILING VALUES:
FORM TYPE:	PREC14A

BUSINESS ADDRESS:
STREET 1:	372 Central Park West
STREET 2:	9M
CITY:	New York
STATE:	NY
ZIP:	10025
BUSINESS PHONE:	646-505-0216

MAIL ADDRESS:
STREET 1:	PO Box 20170
STREET 2:	Park West Station
CITY:	New York
STATE:	NY
ZIP:	10025

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_| Filed by a Party other than the Registrant |X| Check the appropriate box:
|X| Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
|_| Definitive Proxy Statement
|_| Definitive Additional Materials
|_| Soliciting Material Pursuant to ss.240.14a-12

THE GOLDFIELD CORPORATION
(Name of Registrant as Specified In Its Charter)

eRaider.com Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

|_| Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act
Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
April [ ] 2001

SOLICITATION, VOTING AND REVOCATION OF PROXIES

Shareholder Value Slate

My name is Aaron Brown. I want your proxy for the annual shareholder meeting to vote for a compromise slate of six directors: three directors chosen by the existing board and three large shareholders who will work hard to make the stock price go up. I will keep this proxy statement as short and clear as possible, and refrain from any negative comments or unnecessary argument. I believe Goldfield can thrive only if everyone works together, and a divisive and expensive proxy fight is bad for business. I am writing this proxy statement on behalf of myself and two other participants, Deborah Pastor and Sam Rebotsky, and filing it under the name of my company, eRaider.com Inc. For more information on these people, including me, see the section "Information about Nominees." For information on eRaider.com Inc. and other people and entities involved in this solicitation, see the section "Participants in the Solicitation."

I am a shareholder of Goldfield who intends to hold for the long term, and I believe the company has enormous value and potential. However I also believe that the board of directors needs some long-term shareholders on it: people who believe in the company enough to invest their own money, people who will insist on sound strategy and careful attention to costs, people who will communicate with all shareholders and act as ambassadors to help the company gain new business. In short, people who have no interest other than making the stock price go up.

I discussed this with other long-term shareholders and discovered the idea had a lot of support. So I went down to Florida in December to meet with Chairman and CEO John Sottile. Although he was polite and open in answering all my questions about the company, he flat-out refused to consider appointing any shareholder to the board, either one from a list I had prepared or one of his own choosing. He also refused to consider redeeming the preferred stock, another thing I consider important to common shareholder value. So I told him I would nominate some director candidates and let the shareholders decide.

That touched off a lot of activity on the part of the company, some good, some bad. On the good side, directors and managers significantly increased their holdings of stock. An outsider was invited to join the board of directors. There were other changes to improve governance and oversight. I think these are very good both in themselves and as signs of renewed energy and commitment.

On the bad side, the company has engaged in tactics that I dislike to block election of shareholders to the board. I'm not going to complain about them in detail. That would defeat my purpose. It is enough to say that through a series of rule changes the company has set up a winner-take-all situation.

This is a lose-lose situation for me, and I think for all shareholders. If the company succeeds in shutting shareholders out of the board, I am afraid all the good changes we have seen will disappear. Also the cost of the fight is very high. I pay my costs personally (and I have pledged not to seek reimbursement from the company), but the company's costs are paid by all shareholders. Moreover, I think the company would continue to languish, the board would feel embattled, a substantial minority of shareholders would feel disenfranchised and we would have to go through all this again next year.

If instead all of the company nominees lose, the new board will inherit a divided company with the Chairman/CEO and the Secretary both defeated candidates. It is a very hard job to oversee a company in the best of times. I have no wish to take over with a depleted treasury, an angry shareholder minority and an unhappy chief executive. A bitter proxy fight can leave employees uncertain or demoralized, and can affect the company's business relationships.

Therefore, I have decided not to try to win everything, but instead to propose a compromise slate. I think this is the best chance for everyone to pull together and spend their energy making money for the company instead of war on each other. I pledge to avoid all negative campaigning and to minimize expenses.

This election is going to be complex. I think the following account is accurate, but the board has already made three major surprise rule changes. A prudent person will allow for the possibility they have more surprises in store. I have no surprises. All the strategies I am currently considering are fully disclosed here. Even without surprises, the board's plan for the election is complicated so that the outcome is hard to predict. It relies on items being brought up in a certain order, defeating points of order raised from the floor, a mid-meeting recess or adjournment and the Delaware Secretary of State accepting an amended articles of incorporation during the break. Their plan also requires the personal approval of CEO John Sottile. Various court challenges are possible.

There were 26,854,748 shares of common stock outstanding on December 31, 2000. 21,920,394 votes were cast in last year's election (about 19.1 million for management and 2.8 million opposed). Under cumulative voting rules with six directors, you get to elect a director for each one-seventh of the votes you win, that would be 3.1 million votes per director using last year's total. If cumulative voting is revoked, whichever side gets more votes names all the directors.

There are some changes to account for this year. First is that 499,999 shares were issued by the company to the four top managers on March 26, 2001 (for $110,000 versus a market price at the time of $275,000; this was the result of exercise of options issued earlier). These are the first new common shares at least since 1994. Second is that the total votes cast last year included in management's totals some of the shareholders who didn't vote at all. I have stopped the practice of counting non-votes as management votes this year. Management refuses to disclose how many of these votes there were but a typical figure is that 45 percent of individual shareholders vote; that would imply about 8.5 million of management's 19.1 million total were shareholders who did not vote.[1]

A third important factor is that expensive soliciting efforts, such as calling all non-voting shareholders and lobbying them, can increase the voting percentage, typically by 10 percent. I estimate this would increase the vote total by 2.1 million. If management does this and I do not, we can assume those votes will go almost all to management.

Finally, there is the preferred stock. The board issued 339,407 shares of this "to certain members of the board of directors, members of their families and to a company in which they have an interest." CEO John Sottile owns 58 percent of this personally. For some issues the preferred votes like common, for other issues it has supervoting rights (it also gets all the dividends paid by the company). The main issue for which the preferred is important is Proposal 1 to overturn cumulative voting. Consent of two-thirds of the preferred holders is required. This means that John Sottile can personally block this proposal.

Adding all this up means that the top four managers at Goldfield control about 2.2 million votes. I think they can get about another 2.1 million through expensive solicitation efforts. I further estimate that there are
11.7 million additional shares that can be expected to vote based on last year's totals. In an uncontested election last year, I think management got about 76 percent of these votes (8.9 million). If they do the same this year, and all other votes go to my Shareholder Value Slate, management would not have enough to overturn cumulative voting, but they would name five of the six directors.

It is impossible to predict how many votes the Shareholder Value Slate will get. I hope to attract some votes through this proxy statement. It's also possible that some people have bought the stock based on eRaider's interest. I expect to get most of these votes. Purely for the sake of computational example, assume I can reduce management's share of the votes from 76 percent to 50 percent. Then management would have 10.1 million votes and I would get
5.9 million. Then cumulative voting would be retained, both shareholder proposals would be defeated, the auditors would be ratified (this is the one issue we agree on) and I would get to name two of the six directors.

The preceding analysis is based on assumptions that may be false. The actual result may be much different. It is included only to give you a general idea of what your vote might mean. Also, if I feel it necessary to prevent winner-take- all voting for this year's election, I may engage in some of the expensive solicitation efforts. I would expect that to move some of the 2.1 million votes from management's to my column.

If you want serious shareholders on the board, I think you should vote for the Shareholder Value Slate. Even if you prefer the existing board, you should consider voting with me. In the famous words of Abraham Lincoln, "a house divided against itself cannot stand."[2] A compromise board will ensure that every opinion is represented, and that proposals are considered from all perspectives. There will be no disaffected minorities, and less potential for further divisiveness. The shareholder-directors have no interests other than making the stock price go up, all are committed, qualified, serious, hard-working people. They pledge to keep their minds open, to try to work with everyone and to represent the interests of all shareholders, not just the ones who voted for them.

Also, you don't have to vote entirely for the company or the Shareholder Value Slate. The attached proxy allows you to make any vote on any issue, including to vote for all of the company's board candidates, to use your full cumulative voting rights and to specify your vote on questions I expect to be raised from the floor. Even if you intend to vote for the existing board, you may find it easier to make your instructions using my proxy form. What matters is how you mark your vote, not whether you send in this proxy or the company's.

And finally, whether you vote for or against the Shareholder Value Slate, please make up your mind to support the winners, whoever they are. The newly-elected board is going to have all the business challenges facing Goldfield, plus the task of representing all shareholders.

This solicitation is made on behalf of eRaider.com Inc., Aaron Brown, Deborah Pastor and Sam Rebotsky. All expenses are paid by Aaron Brown, and he will not seek reimbursement from the company or anyone else. eRaider.com Inc. runs a website, http://www.eRaider.com devoted to organizing shareholders on the Internet. The site includes a public message board on which anyone can post messages relating to Goldfield and this proxy contest.

I ask you to sign, date and return the enclosed proxy in the postage-paid envelope provided. If the proxy is signed with a voting direction indicated, the proxy will be voted according to the direction given. If no direction is given with respect to a proposal, the proxy will be voted as follows with respect to any such proposal (listed in the probable order of presentation and using the same numbering as Goldfield's proxy materials for ease of comparison):

(0.5) FOR a point of order, if it is allowed to be raised and voted upon, to act on the election of directors before considering changes to the election rules.

(1) AGAINST the proposal relating to the amendment to the Restated Certificate of Incorporation to eliminate cumulative voting in the election of directors;

(1.5) FOR a point of order, if it is allowed to be raised and voted upon, to act on the election of directors without recessing or adjourning for the purpose of amending the certificate of incorporation to change the election rules.

(2) FOR the election of the nominees for directors named herein;

(3) FOR the ratification of the appointment of KPMG LLP as independent certified public accountants for the year 2001;

(4) FOR the stockholder proposal to require prior shareholder approval of Golden Parachutes; and

(5) FOR a proposal, expected to be made from the floor, to redeem the Series A preferred stock.

Aaron Brown, Deborah Pastor and Sam Rebotsky intend to vote their shares of common stock in accordance with the recommendations above.

I do not know at this time whether the election of directors will be held under cumulative voting rules or not. Therefore, I have allowed you to mark the proxy under each set of rules. The simplest thing, if you agree with me, is to leave everything blank and thereby vote as I recommend. However, you can also specify exactly which directors you wish to vote for and, if there is cumulative voting, to assign your votes unevenly. If you do this, you must specify your votes under both types of voting. I will not use your cumulative votes to guess how you would vote under non-cumulative if you do not specify that, nor will I guess your cumulative preferences from your non-cumulative votes (except that I will not cast a discretionary vote under cumulative voting for a nominee from which you have withheld authority to vote in your non-cumulative instructions). If there is cumulative voting, and you do not specify an allocation, I will use your votes at my discretion to elect as many of my candidates as possible, except that I will not cast any of your votes for a nominee if you have withheld authority to vote for that nominee under non-cumulative voting. The election of directors is more fully described in the Goldfield's proxy materials.

Revocation of Proxy

You may revoke the proxy at any time prior to its exercise by duly executing and returning a later dated proxy, or by revoking it in writing in a letter sent to eRaider at the same address as the proxy. The proxy will be revoked if you attend the meeting and vote in person. Finally, you can send written revocation to:

Dwight Severs Secretary
The Goldfield Corporation
100 Rialto Place, Suite 500
Melbourne, Florida 32901
(321) 724-1700

Item 0.5. Point of Order -- Election of directors should precede and changing of the election rules.

I intend to raise this point from the floor, I may or may not be allowed to do so. I think it is basic fair play that elected officials do not change the voting rules for their own re-election. Even if you support the existing board, you should want a fair election both for its own sake and to make sure the losers respect the decision. Anything else is asking for continued divisiveness and lawsuits.

Item 1. PROPOSAL 1 -- AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE CUMULATIVE VOTING

There are good pro and con arguments for cumulative voting. Basically, cumulative voting gives more representation to minority views, possibly at the risk of creating a divided and therefore inefficient board. I prefer cumulative myself, because I believe that lack of diversity is a much bigger and more common problem than too much diversity, at least for corporate boards. But read the company's arguments here and vote your feelings, I make no recommendation (if you don't specify, I will vote AGAINST eliminating cumulative voting). If you do decide to vote to eliminate cumulative voting, the company has stated they will try to apply that decision to this year's election, which I consider unfair. You may or may not want to weigh that in your decision.

Item 1.5. Point of Order -- The meeting should not be recessed or adjourned to amend the certificate of incorporation.

I intend to raise this point from the floor, I may or may not be allowed to do so. A meeting's a meeting and should be held under one set of rules. The plan to break the meeting into two parts results in complicated proxies and bases the outcome on legal strategy (and legal expense) rather than what shareholders' want. Everyone knows how to have a fair election, you set the rules, then you vote. Period. No games. The State of Wisconsin Investment Board recently sued Peerless Computer Systems in Delaware Chancery Court contending that adjourning an annual meeting to manipulate the vote count is illegal (the case has recently been settled, but the terms have not yet been released except that Wisconsin prevailed in overturning the tainted election results and the Court upheld the basic principle that management should not use their control of the meeting to change the outcome of shareholder votes, subject to some qualification). The case is not directly comparable (Peerless adjourned the annual meeting when it became apparent the company was going to lose on a vote, and used the adjournment to lobby employee shareholders who had not voted to vote in favor of the company) but supports the same general principle.[3] I recommend you vote FOR this point.

Item 2. PROPOSAL 2 -- ELECTION OF DIRECTORS

Six directors will be elected at the annual meeting to serve for one year terms, or until their successors are elected and qualified. There is a single class of directors, these six are the entire board. I have proposed three large shareholders, along with three nominees of the existing board. All three of my candidates have consented to be named in this proxy, and to serve if elected. The other three have not consented to be named in this proxy, because they were not asked, and may refuse to serve if elected along with my candidates. In selecting three candidates recommended by the existing board, I included John Sottile, because he is CEO of the company, Dwight Severs, because he is Secretary of the company, and Al Marino, because he is the largest shareholder (2,066,300 shares, including his father's holdings) among the candidates. In fact, these are the largest three shareholders among the directors (counting family shares). None of the other three candidates nominated by the existing board holds any position in the company other than director, and they held only 1,700 shares between them until some last-minute buying on March 22, 2001. I tried to select the three strongest candidates, the ones that make it most likely the unity board will represent all segments of shareholder opinion and be accepted by the largest possible number of shareholders.

Information About Nominees

Information about John Sottile, Dwight Severs and Al Marino can be found in Goldfield's proxy materials.

Aaron Brown runs Allied Owners Action Fund, a fund that is the largest institutional holder of Goldfield with 290,000 shares. Aaron is also the third-largest investor in Allied (jointly with Deborah Pastor) with approximately 10 percent of the shares. He owns no securities of Goldfield, other than indirectly through the Fund. His principal employment for the last twelve years has been teaching finance at Yeshiva University. Yeshiva's address is 500 West 185th Street, New York, NY 10033. In the last two years he has also devoted time to running eRaider and Allied Owners Action Fund. He has invested professionally in small cap companies for 18 years and takes an active role in the companies he buys, both lobbying management and producing analysis for other institutional investors. Mr. Brown is 44 years old. He holds an undergraduate degree in Applied Mathematics from Harvard University and an MBA in Finance from the University of Chicago.

Deborah Pastor is the portfolio manager for the Allied Owners Action Fund. She owns no securities of Goldfield, other than indirectly through the Allied Owners Action Fund (see the previous paragraph). For the last two years she has been working in the development and management of eRaider and the Fund. For two years before that she managed money for wealthy individuals. From August 1993 to May 1997 she was a director and Senior Foreign Exchange Advisor at Bank of Montreal. For nearly seven years prior to August 1993 she was Vice President of the foreign exchange department of J. P. Morgan. She is an expert in the trading and valuation of small cap value companies, and brings expertise and contacts to help make Goldfield stock attractive to major institutional investors. Ms. Pastor is 44 years old and married to Aaron Brown. She holds an undergraduate degree in Near Eastern Languages from Yale University and an MBA in Finance from the University of Chicago.

Sam Rebotsky bought his first share of Goldfield in the late 1960s and has been actively following the company ever since. He currently owns 491,100 shares. His principal occupation for the last five years is a registered representative specializing in analyzing, valuing and recommending microcap stocks. Since 2000, he has been employed as Vice President of Sales for Adolph Komorsky Investments, a brokerage firm. Their address is 660 White Plains Road, Tarrytown, New York 10591. For the two prior years he was a self-employed financial advisor. In 1998 he worked for National Securities Corp., another brokerage firm. For the four years before that he worked for Carlin Equities Corp., another brokerage firm. He holds Series 7, 24 and 63 licenses. He is a certified public accountant and a member of the New York State Society of CPA's. He also has extensive experience in the areas of taxation and has worked for the IRS. Mr. Rebotsky also worked as assistant controller for a construction sub-contractor and has expertise in accounting and taxation issues for construction companies. He is 61 years old and graduated from City College in New York.

Aaron Brown and Deborah Pastor live at: 215 West 91st Street, #112 New York, NY 10024

Sam Rebotsky's address is: 10 Holder Place, Suite 3B Forest Hills, NY 11375

The following table lists all purchases (there were no sales) of Goldfield common stock by Allied Owners Action Fund. Neither Aaron Brown nor Deborah Pastor bought or sold any securities of Goldfield directly.

Date Shares Price Cost
10-Mar-00 7,000 1  5/16 9,187.50
16-Mar-00 5,000 1       5,000.00
22-Mar-00 3,000 1.0600 3,180.00
24-Mar-00 5,000 1       5,000.00
28-Mar-00 5,000 15/16 4,687.50
29-Mar-00 5,000 15/16 4,687.50
29-Mar-00 5,000 15/16 4,687.50
7-Apr-00 5,000 15/16 4,687.50
10-Apr-00 10,000 15/16 9,375.00
14-Apr-00 5,000 11/16 3,437.50
17-Apr-00 5,000   5/8  3,125.00
18-Apr-00 5,000   5/8  3,125.00
22-Sep-00 2,000 13/16 1,625.00
25-Sep-00 3,000 13/16 2,437.50
27-Sep-00 5,000 13/16 4,062.50
29-Sep-00 700 13/16 568.75
10-Oct-00 4,000 11/16 2,750.00
11-Oct-00 4,000 11/16 2,750.00
12-Oct-00 20,000 11/16 13,750.00
13-Oct-00 10,000   5/8  6,250.00
16-Oct-00 5,100   3/4  3,818.88
18-Oct-00 15,000   3/4  11,250.00
19-Oct-00 10,000 23/32 7,188.00
20-Oct-00 8,500 0.7169 6,093.65
23-Oct-00 6,100 11/16 4,193.75
24-Oct-00 2,100 11/16 1,443.75
26-Oct-00 2,700 11/16 1,856.25
8-Nov-00 11,000   3/4  8,250.00
13-Nov-00 55,000 0.4943 27,186.50
14-Nov-00 20,000   9/16 11,250.00
15-Nov-00 20,000   9/16 11,250.00
17-Nov-00 20,800   9/16 11,700.00
Total 290,000 0.6892 199,854.53

Sam Rebotsky has bought 334,600 shares of Goldfield at an aggregate price of $177,593 over the last two years (from March 16, 1999 to September 13, 2000). He also sold 151,700 shares for $157,227 during that period (from January 31, 2000 to August 7, 2000).

PURCHASES
Date	Shares
12-Feb-99	2,000
16-Mar-99	20,000
19-May-99	5,000
24-May-99	4,900
25-May-99	1,000
26-May-99	1,000
24-Jun-99	1,300
16-Jul-99	38,700
19-Aug-99	28,200
16-Feb-00	20,000
18-Feb-00	14,900
22-Feb-00	10,100
17-Mar-00	15,000
20-Mar-00	20,000
31-Mar-00	20,000
18-Apr-00	7,300
19-Apr-00	12,500
11-May-00	20,000
10-Jun-00	2,000
23-Jun-00	5,500
26-Jun-00	3,700
27-Jun-00	5,800
28-Jun-00	1,500
29-Jun-00	200
13-Jul-00	20,000
31-Aug-00	13,600
07-Sep-00	4,700
08-Sep-00	900
13-Sep-00	14,400
13-Nov-00	20,000

SALES
Date	Shares
31-Jan-00	6,700
07-Mar-00	20,000
09-Mar-00	20,000
09-Mar-00	20,000
10-Mar-00	15,000
10-Mar-00	15,000
14-Mar-00	15,000
19-Mar-00	20,000
07-Aug-00	20,000

Section 16(a) of the Securities Exchange Act of 1934 requires that persons who own more than 10 percent of a registered class of Goldfield's equity securities file with the Securities and Exchange Commission and the American Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and series A preferred stock of the company. I believe that Aaron Brown, Deborah Pastor and Sam Rebotsky complied with all filing requirements applicable to them with respect to transactions during the year ended December 31, 2000.

None of three nominees listed above: (i) owns of record any securities of Goldfield that are not beneficially owned by them; (ii) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to Goldfield or any of its directors, officers or employees or any shareholder owning more than 5 percent of Goldfield, including, but not limited to, joint ventures, loan or option agreements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (iii) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting; (iv) beneficially owns any securities of any parent or subsidiary of the Company; (v) borrowed any funds to purchase any securities listed above, (vi) has been convicted in a criminal proceeding, (vii) is a director of any public for-profit corporation, (viii) has any material interest adverse to Goldfield or any of its directors, officers or employees, (ix) is a party to a proceeding against Goldfield or any of its directors, officers or employees, (x) is an owner of 10 percent or more of Goldfield shares, (xi) is a family member of any director, officer or employee of Goldfield, or any shareholder owning more than 5 percent of Goldfield shares, (xi) a petitioner in state or federal bankruptcy court within the last five years, (xii) the subject during the past five years of any order, judgment or decree, not subsequently reversed, of any court of competent jurisdiction permanently or temporarily enjoining him from: acting as futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator or any other person regulated by the Commodity Futures Trading Commission, investment advisor, underwriter, broker or dealer in securities, affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, engaging in any kind of business practice, engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities law or federal commodities laws. None of the nominees nor any of their associates has any arrangement or understanding with any person with respect to future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party, nor any material interest, direct or indirect, in any transaction which has occurred since January 1, 2000 or any currently proposed transaction, or series of similar transactions, to which the Company or its affiliates was or is to be a party.

PARTICIPANTS IN THE SOLICITATION

Aaron Brown, Deborah Pastor and Sam Rebotsky are participants in this solicitation. Participants control 893,100 shares of Goldfield, 3.2 percent of the 27,694,154 shares I estimate will be eligible to vote at the meeting.

In addition, I have held significant discussions with other shareholders, and some of them are actively supporting this solicitation. Upon careful consideration of the rules of the Securities and Exchange Commission, I feel that none of them are participants. However, I list them here because I would rather overdisclose than underdisclose. Although I speak with all these people about Goldfield, none of them direct eRaider's proxy efforts, and I do not direct any of their actions.

eRaider.com Inc. runs a website devoted to shareholder activism, http://www.eRaider.com. It was founded is owned by Aaron Brown and Martin Stoller, and is run by Aaron Brown. eRaider runs message boards on general shareholder activism topics and also on specific companies: Comshare, Jameson Inns, Goldfield, Employee Solutions and Transmedia Asia Pacific. Allied Owners Action Fund, a private fund managed by Aaron Brown and Deborah Pastor, owns substantial positions in the first three of these companies. With respect to target companies, eRaider's goal is to improve the stock price through informed discussion and active shareholder oversight.

From March 10, 2000 to March 31, 2001, Allied Owners Action Fund was a public open-end mutual fund. However, it did not attract enough public investment to cover the costs of running it. Privateer Asset Management (see next paragraph) contracted to cover the losses for the first year. When that year ended, Allied's board determined that given the size of the Fund, no management contract could be obtained at a reasonable cost to Fund shareholders. The board therefore voted unanimously to liquidate the Fund. The board further determined that due to the large holdings in relatively small stocks, it was in the interests of public Fund shareholders for the large shareholders (Aaron Brown, Martin Stoller and some of their relatives) to take distribution in kind. Aaron Brown was one of five board members of Allied when it was a public fund, Deborah Pastor was its portfolio manager, through her position with Privateer.

Aaron Brown owns approximately 45% of Privateer Asset Management Inc., a registered investment advisor. Martin Stoller owns another 45% and the remaining approximately 10% is owned by certain contributors to the eRaider website. Privateer Asset Management acted as the investment advisor to the Allied Owners Action Fund when it was a public mutual fund. Privateer still has a close relationship with Allied, although the advisory contract has been terminated. Privateer shares office space, staff with Allied and supplies Allied with services including accounting, tax and payroll. Deborah Pastor is the portfolio manager and head trader of Privateer.

Martin Stoller is Aaron Brown's partner in eRaider, but does not participate in the business day-to-day. He is also the largest single investor in Allied Owners Action Fund. He owns no shares of Goldfield, except indirectly through the Fund.

Joe Cocalis sponsored the Golden Parachute shareholder resolution in cooperation with eRaider. I asked him to be a candidate for the board of directors and have had detailed discussions with him about strategies for change. He holds over 400,000 shares of Goldfield.

James Cocalis, Joe's father, was a candidate for the board of directors until I decided to run a unity slate instead. He holds approximately 50,000 shares of Goldfield. He is Joe Cocalis' father.

Moshe Rosen was a candidate for the board of directors until I decided to run a unity slate instead. He holds over 69,000 shares of Goldfield.

Anthony Ford sponsored a shareholder resolution in cooperation with eRaider, the resolution was subsequently withdrawn. I asked him to be a director candidate. He owns 2,065,300 shares of Goldfield. He has asked me to make clear that he is not a participant, I make no assertion either way.

eRaider.com Inc. runs a public Internet message board for discussions about Goldfield. Several anonymous posters have expressed opinions and engaged in discussions that suggest general support for eRaider's efforts (other posters have expressed contrary opinions). I think it likely that some of these people own Goldfield stock and are promoting eRaider's side of this proxy fight on other Internet message boards and elsewhere.

eRaider.com Inc., Allied Owners Action Fund and Privateer Asset Management can all be reached at PO Box 20170, Park West Station, New York, NY 10025, by email to info@eRaider.com or by telephone at (646) 505-0215.

I recommend a vote FOR the election of Aaron Brown, Deborah Pastor, Sam Rebotsky and make no recommendation concerning the election of Al Marino and the re-election of John Sottile and Dwight Severs.

Item 3. PROPOSAL 3 -- RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

I recommend a vote FOR the ratification of the appointment of KPMG LLP as independent certified public accountants of the Company.

Item 4. PROPOSAL 4 -- STOCKHOLDER PROPOSAL TO REQUIRE PRIOR SHAREHOLDER APPROVAL OF GOLDEN PARACHUTES.

I recommend a vote FOR the Proposal.

Item 5. FLOOR PROPOSAL -- STOCKHOLDER PROPOSAL TO REDEEM SERIES A PREFERRED
STOCK.

I recommend a vote FOR the Proposal.

RECORD DATE / SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS / EXECUTIVE COMPENSATION / ELECTION OF DIRECTORS

Information on these subjects appears in Goldfield's proxy materials.

ADDITIONAL INFORMATION

I will pay the cost of soliciting proxies and will reimburse all bankers, brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy materials to the beneficial owners of the shares. eRaider will make efforts to communicate with shareholders and solicit proxies on the Internet. In addition to solicitation by Internet and mail, solicitation of proxies may be made personally or by telephone, facsimile, telegram or other means.

Although no precise estimate can be made at this time, I hope to limit my expenses in this proxy contest to $100,000. I will attempt to make an agreement with the company to abide by an expense cap in order to save money for shareholders. To date, the only expenses have been routine office expenses with total value under $5,000. The only major additional expense I anticipate is a mailing to shareholders. The cost of the solicitation will be much lower for both sides if I can persuade the company to agree to a single joint mailing, with costs split (this will also, in my opinion, make things much easier for shareholders and result in a fairer election).

A major factor influencing the expense is whether I think the company can get the 13,847,078 votes they need to overturn cumulative voting (that number is based on the common shares outstanding as of December 31, 2000, plus preferred shares which vote as common in this matter, plus 499,000 shares issued for recent option exercises by management). If so, I will have to engage in expensive tactics to try to prevent that, including aggressive solicitation and possibly legal action. If not, I am content to gather the votes I can cheaply and get two or three of my candidates elected. The main way to cut expenses is to mail the solicitation only to the larger shareholders.

Footnotes

[1]This figure is derived by excluding the institutional shares listed on 13G's and D's, assuming that the 5.3 million uncounted votes represent 55 percent of the individual holders of record, subtracting the holders of record and assuming 55 percent of the remaining shareholders did not vote but were counted for management. The figure is subject to large uncertainty.

[2]June 17, 1858. Speech before the Republican State Convention, Springfield, Illinois. Lincoln, of course, was paraphrasing Matthew 25. Neither Abraham Lincoln nor Matthew has endorsed the Shareholder Value Slate, nor has either given permission for the quote to be used. They were each talking about entirely different things than the Goldfield board of directors meeting (Lincoln about the country half slave and half free, Matthew about doctrinal differences among Pharisees, Sadducees and Essenes).

[3]None of the State of Wisconsin Investment Board, Peerless Computer Systems or the Delaware Chancery Court has endorsed the Shareholder Value Slate. None has given permission for their name to be used in this proxy solicitation. The account given is by Aaron Brown, none of the cited entities has reviewed or approved it. Because the case was settled rather than decided, it is not a formal legal precedent and, in any case, differences in facts might make it irrelevant in court to the Goldfield annual meeting.

Preliminary Copy

THE GOLDFIELD CORPORATION PROXY

Annual Meeting of Stockholders to be Held on [__________, 2001]

THIS PROXY IS SOLICITED ON BEHALF OF ERAIDER.COM INC, AARON BROWN, DEBORAH PASTOR AND SAM REBOTSKY; RUNNING AS THE SHAREHOLDER UNITY SLATE. IT IS NOT SOLICITED ON BEHALF OF GOLDFIELD'S BOARD OF DIRECTORS OR MANAGEMENT.

The undersigned hereby appoints Aaron Brown proxy, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of the Stockholders of The Goldfield Corporation to be held at [________________] on [__________, 2001] at 9:00 a.m., and any
adjournment or postponement thereof, upon the matters set forth on the reverse hereof and upon such other matters as may properly come before the meeting, all in accordance with the notice and accompanying proxy statement for said meeting, receipt of which is acknowledged. (THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.)

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is given, the proxy will be voted FOR Point of Order 0.5, AGAINST Proposal 1, FOR Point of Order 1.5, FOR Proposal 3, FOR Proposal 4 and FOR Proposal 5. If there is cumulative voting for directors, and no direction is given with respect to the cumulative election of directors (Proposal 2) the cumulative votes represented by a proxy will be cast at the discretion of Aaron Brown in order to elect as many nominees as he believes possible under the then prevailing circumstances, except that no votes will be allocated to a nominee if you have indicated you wish votes withheld from this nominee under non-cumulative voting. If there is no cumulative voting for directors, and no direction is given with respect to non-cumulative voting, the proxy will be voted for the unity slate of directors. This is true even if the proxy contains direction with respect to cumulative election of directors. Aaron Brown is authorized to vote in his discretion on any other matters that properly come before the meeting.

Continued and to be signed on the reverse side.

Please date, sign and mail your proxy card back today.

A    X    Please mark your votes as in this example.

                                         FOR          AGAINST
ABSTAIN
0.5. Point of Order to elect directors before considering changes of the
election rules.                    / /          / /                / /

I recommend a vote FOR this point of order.

                                         FOR          AGAINST
ABSTAIN
1. AMEND THE RESTATED CERTIFICATE OF
   INCORPORATION TO ELIMINATE
   CUMULATIVE VOTING.                    / /          / /                / /

I make no recommendation on this proposal, but will vote proxies without direction AGAINST it.

                                         FOR          AGAINST
ABSTAIN
1.5. Point of order that the meeting should not be recessed or adjourned to amend the certificate of incorporation.
 / /          / /       / /

I recommend a vote FOR this point of order.

2. ELECTION OF DIRECTORS. At the time of writing this proxy, I do not know if there will be cumulative voting or not. Therefore, I have to ask you to indicate your votes twice. If you place no mark on this portion of the ballot, I will vote at my discretion if there is cumulative voting, and vote for the six indicated candidates if there is no cumulative voting. I have listed my three nominees along with the six nominees of the board. There is no assurance that these latter nominees will serve if elected with some or all of my nominees.

IF THERE IS CUMULATIVE VOTING

You can allocate up to six votes in any manner you choose: all six for one candidate, one each for six candidates or any other combination. If you leave this blank, I will allocate your six votes at my discretion. If you fill it out with numbers that do not add up to six, I will apportion your total votes in proportion to the numbers you give as closely as possible.

                                         Votes

                                         _____         Aaron Brown

                                         _____         Deborah Pastor

                                         _____         Sam Rebotsky

I have nominated the three candidates above and recommend you vote FOR them by allocating one or more votes to each candidate.

                                         _____         Al Marino

                                         _____         Dwight Severs

                                         _____         John Sottile

The board has nominated the three candidates above. In the interests of shareholder unity, I make no recommendation about allocation, except that you give them no more than one vote each.

                                         _____         Harvey Eads, Jr.

                                         _____         John Fazzini

                                         _____         Danforth Leitner

The board has nominated the three candidates above and I recommend you vote AGAINST them by allocating zero votes to each. However, I place their names on this ballot in order to accommodate as many shareholders as possible.

IF THERE IS NO CUMULATIVE VOTING

If you make no mark on this part of the ballot, I will vote for Aaron Brown, Deborah Pastor, Sam Rebotsky, Al Marino, Dwight Severs and John Sottile. If you wish to withhold votes for any of these candidates, strike through their names. I recommend voting FOR Aaron Brown, Deborah Pastor and Sam Rebotsky. I make no recommendation about Al Marino, Dwight Severs and John Sottile.

If you wish to vote for other candidates, write their names in here. The board has nominated and recommended Harvey Eads, John Fazzini and Danforth E. Leitner. I recommend you do not vote for them. If you write in any nominees, be sure to strike out names above so that you cast no more than six votes in total.

___________________________________________________________________

                            FOR            AGAINST  ABSTAIN
3. RATIFY SELECTION OF KPMG LLP AS
   INDEPENDENT CERTIFIED PUBLIC
   ACCOUNTANTS OF THE COMPANY FOR THE
   FISCAL YEAR ENDING DECEMBER 31, 2001
                                           / /       / /         / /

I recommend a vote FOR this proposal.

                                           FOR            AGAINST
ABSTAIN
4. SHAREHOLDER PROPOSAL TO REQUIRE PRIOR SHAREHOLDER APPROVAL OF GOLDEN
PARACHUTES                    / /             / /           / /

I recommend a vote FOR this proposal.

                           FOR            AGAINST   ABSTAIN
5. SHAREHOLDER PROPOSAL TO REDEEM PREFERRED STOCK
                 / /         / /           / /

I recommend a vote FOR this proposal.

*Note* In his discretion, Aaron Brown is authorized to vote upon such other business as may properly come before the meeting or at any adjournments or postponements thereof.

PLEASE SIGN, DATE AND RETURN TODAY IN ENCLOSED ENVELOPE.

DATE                    ___________________, 2001

Signature               ________________________

Signature               ________________________

Title(s)                ________________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.